Exhibit 99.1

Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: (646) 259-2999
IR@sigmadesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS SECOND QUARTER
FISCAL 2013 RESULTS

MILPITAS, CA, September 5, 2012 — Sigma Designs®, Inc. (NASDAQ: SIGM), a leader in connected media platforms, today reported financial results and business highlights for its second fiscal quarter ended July 28, 2012.

Net revenue for the second quarter of fiscal 2013 was $68.3 million, up $28.0 million, or 70%, from $40.3 million reported in the previous quarter and up $21.6 million, or 46%, from $46.7 million reported for the same period last year. The primary reason for the increase over the previous quarter was the addition of DTV revenues of $26.6 million as a result of the acquisition of the DTV business from Trident Microsystems.

GAAP net loss for the second quarter of fiscal 2013 was $13.3 million, or ($0.40) per diluted share.  This compares to GAAP net loss of $13.7 million, or ($0.42) per diluted share, for the previous quarter and GAAP net loss of $22.0 million, or ($0.69) per diluted share, in the same period last year.

Non-GAAP net loss for the second quarter of fiscal 2013 was $4.1 million, or ($0.12) per diluted share.  This compares to non-GAAP net loss of $8.5 million, or ($0.26) per diluted share, for the previous quarter and non-GAAP net loss of $14.0 million, or ($0.44) per diluted share, during the same period one year ago.  Non-GAAP adjustments for the second quarter consisted of $2.0 million in amortization expense for acquired intangibles related to acquisitions, $2.7 million in non-cash stock-based compensation expenses, $2.5 million of inventory mark-up, $1.6 million of gain associated with the valuation of the assets acquired from Trident and $3.5 million in expenses associated with our acquisition of Trident’s DTV business.  The reconciliation between GAAP and non-GAAP net income (loss) for all referenced periods is provided in a table immediately following the GAAP financial tables below.

At the end of our second fiscal quarter of 2013, cash, cash equivalents, restricted cash and marketable securities totaled $106.4 million, or $3.19 per share outstanding, a decrease of $43.8 million, or $1.41 per share outstanding compared to the beginning of the fiscal year.  This decrease was primarily due to the payment of $42.2 million for Trident’s DTV assets.

Management Comment

“We are pleased to report $68 million in revenue for the second quarter, in line with the upper end of our previous guidance.  This is our first quarter to recognize revenue from our digital TV (DTV) business, recently acquired from Trident, which accounted for over $26 million this quarter.  During this quarter, home connectivity revenue increased, primarily due to emerging deployments in Latin America and extended deployments in North America.  Our IPTV set-top box revenue was relatively stable, where we are maintaining our existing IPTV accounts while positioning ourselves for increased demand in the emerging hybrid IPTV space.  Z-Wave home control opportunities are increasing, as evidenced by our licensing of the Z-Wave software stack in exchange for an aggregate license fee of $16.8 million. Overall, we feel we are in exciting markets and are confident in our ability to deliver technological innovation that will enable future growth,” said Thinh Tran, CEO of Sigma Designs.

Mr. Tran continued, “Following Sigma’s annual meeting of shareholders, which effectively elected a new board of directors, our management team has been heavily engaged with the new board in an extensive effort to evaluate the fundamentals of our business segments, set a firm direction and align costs with our revenue to generate profits.  We understand the renewed emphasis we must place on profitability and are excited to move forward with our new directors and in alignment with our shareholders.”

Recent Highlights
●	We announced that Sigma’s HiDTV Pros chipset has been selected by VIZIO, America’s #1 LCD HDTV company, for its new ultra wide Cinemawide® HDTVs.
●
We announced that Sigma’s HiDTV Fusion™, the industry’s only integrated 200/240Hz Frame Rate Conversion SmartTV SoC solution, has been selected for use in a wide range of SmartTV products from Metz in Germany as well as other major European TV manufacturers.

●
We announced that our next generation HomePlug AV solution, configured as a wall-mount adapter device by Comptrend, will be used by Chunghwa Telecom, Taiwan’s largest service provider, for delivering IPTV services in consumer homes.

●
We announced our entry into the XBMC media player arena with support on our SMP8656 high performance media processor, which is expected to open the European developer market serving the installed base of XBMC users.

●	We announced that AOC, a leading DTV manufacturer in Brazil, debuted a new line of DTVs for the LATAM market based on Sigma’s HiDTV Pro-SXL SoCs.
●
We announced the debut of our SMP8672 media processor, a new platform delivering 3D video and graphics processing, other advanced features, and lower power for use in connected media players, IPTV and hybrid Set-Top Boxes.

●	We announced the release of our SMP8674 media processor, which delivers solid performance and advanced features at an aggressive price point for OEMs and ODMs.
●	We announced the licensing of the Z-Wave software stack to a strategic partner in exchange for an aggregate license fee of $16.8 million.
●
We announced that Sigma’s Z-Wave-based home control devices can now be used in Japan without the need for radio station licensing as a result of the new low-power RF device frequency range approvals by the Japanese government.

Investor Conference Call

The conference call relating to Sigma’s second quarter fiscal 2013 results will take place following this announcement at 5:00 PM ET today, September 5, 2012.  Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/IR or www.earnings.com.  Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.  To listen to the live call, please go to the website at least 10 minutes early to register and download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call via the internet through www.sigmadesigns.com/IR or www.earnings.com.  The audio replay will be available for one week after the call.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles and developed technologies, stock-based compensation, the mark-up on purchased inventory sold during the period, acquisition-related expenses and the gain upon acquisition of the DTV business that Sigma recognized in accordance with GAAP.  Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis.  The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures.  For example, Sigma’s management has no control over certain variables that have a major influence in the determination of stock-based compensation such as the volatility of its stock price and changing interest rates.  Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of Sigma’s activities.  Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about Sigma’s position for increased demand in the emerging hybrid IPTV space,  Sigma’s ability to deliver technological innovation that will enable future growth, Sigma’s increased focus on its expense levels and its increased efforts to attain profitability and the anticipated features, benefits and market acceptance of Sigma’s products.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that, upon completion of further closing procedures, the financial results for the second quarter of fiscal 2013 are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, connected home technologies, digital TV, connected media player and prosumer and industrial audio/video markets in general, Sigma’s integration of the assets and employees related to the DTV business it recently acquired from Trident Microsystems, Inc., the ramp in demand from Sigma’s set-top box, television and telecommunication customers, Sigma’s ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of Sigma’s SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks detailed from time to time in Sigma’s SEC reports, including Sigma’s quarterly report on Form 10-Q as filed with the SEC on June 7, 2012.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.
Sigma Designs, Inc. (NASDAQ: SIGM) is a leader in connected media platforms.  The company designs and builds the essential semiconductor technologies that serve as the foundation for the world’s leading IPTV set-top boxes, connected televisions, connected media players, residential gateways, home control systems and more.  For more information about Sigma Designs, please visit www.sigmadesigns.com.

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SIGMA DESIGNS, INC.
PRELIMINARY UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(GAAP)
(In thousands)

	July 28,	January 28,
	2012	2012
Assets

Current Assets:
Cash and cash equivalents	$58,071	$44,283
Short-term marketable securities	10,770	42,134
Restricted cash	1,766	1,769
Accounts receivable, net	43,053	21,180
Inventories	33,182	22,037
Deferred tax assets	4,777	4,832
Prepaid expenses and other current assets	19,232	7,234
Total current assets	170,851	143,469

Long-term marketable securities	35,796	62,022
Software, equipment and leasehold improvements, net	20,602	35,913
Intangible assets, net	43,272	29,352
Deferred tax assets, net of current portion	16,549	16,595
Long-term investments	6,444	6,443
Other non-current assets	5,991	3,430

Total assets	$299,505	$297,224

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$19,138	$8,438
Accrued liabilities	35,317	24,081
Total current liabilities	54,455	32,519

Other long-term liabilities	15,892	16,230
Total liabilities	70,347	48,749

Shareholders’ equity	229,158	248,475

Total liabilities and shareholders' equity	$299,505	$297,224

SIGMA DESIGNS, INC.
PRELIMINARY UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended			Six months ended
	July 28, 2012	April 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net revenue	$68,251	$40,258	$46,694	$108,509	$107,326
Cost of revenue	37,672	19,163	33,700	56,835	64,540
Gross profit	30,579	21,095	12,994	51,674	42,786
Gross margin percent	44.8%	52.4%	27.8%	47.6%	39.9%

Operating expenses:
Research and development	27,975	21,789	21,805	49,764	43,401
Sales and marketing	7,795	6,888	8,429	14,683	16,930
General and administrative	9,491	6,379	5,197	15,870	10,632
Gain on acquisition	(1,581)	---	---	(1,581)	---
Total operating expenses	43,680	35,056	35,431	78,736	70,963

Loss from operations	(13,101)	(13,961)	(22,437)	(27,062)	(28,177)
Interest and other income, net	242	491	734	733	1,553

Loss before income taxes	(12,859)	(13,470)	(21,703)	(26,329)	(26,624)
Provision for income taxes	398	232	259	630	1,008

Net loss	$(13,257)	$(13,702)	$(21,962)	$(26,959)	$(27,632)

Net loss per share:
Basic	$(0.40)	$(0.42)	$(0.69)	$(0.82)	$(0.87)
Diluted	$(0.40)	$(0.42)	$(0.69)	$(0.82)	$(0.87)

Shares used in computing net loss per share:
Basic	33,052	32,661	31,913	32,856	31,822
Diluted	33,052	32,661	31,913	32,856	31,822

SIGMA DESIGNS, INC.
RECONCILIATION OF PRELIMINARY GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)
(Unaudited)
(In thousands, except per share data)

	Three months ended			Six months ended
	July 28, 2012	April 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
GAAP net loss	$(13,257)	$(13,702)	$(21,962)	$(26,959)	$(27,632)

Items reconciling GAAP net loss to non-GAAP net loss:

Included in cost of revenue:
Stock-based compensation	(132)	(117)	(129)	(249)	(229)
Amortization of acquired developed technologies	(1,590)	(1,495)	(2,702)	(3,085)	(5,365)
Mark-up on inventory acquired in business combinations sold during the period	(2,529)	---	(68)	(2,529)	(68)
Total related to cost of revenue	(4,251)	(1,612)	(2,899)	(5,863)	(5,662)

Included in operating expenses:
Research and development:
Stock-based compensation	(1,508)	(1,463)	(1,684)	(2,971)	(3,216)
Amortization of acquired intangibles	(34)	(33)	(32)	(67)	(67)
Acquisition expenses	(1,455)	---	---	(1,455)	---
Sales and marketing:
Stock-based compensation	(482)	(472)	(565)	(954)	(1,159)
Amortization of acquired intangibles	(360)	(361)	(2,033)	(721)	(4,053)
Acquisition expenses	(257)	---	---	(257)	---
General and administrative:
Share-based compensation	(626)	(774)	(758)	(1,400)	(1,723)
Acquisition expenses	(1,781)	(469)	---	(2,250)	(89)
Gain on acquisition	1,581	---	---	1,581	---
Total related to operating expenses	(4,922)	(3,572)	(5,072)	(8,494)	(10,307)

Net effect of non-GAAP adjustments	(9,173)	(5,184)	(7,971)	(14,357)	(15,969)

Non-GAAP net loss	$(4,084)	$(8,518)	$(13,991)	$(12,602)	$(11,663)

Non-GAAP net loss per diluted share	$(0.12)	$(0.26)	$(0.44)	$(0.38)	$(0.37)